UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2014

Strategic Realty Trust, Inc.

(Exact name of Registrant specified in its Charter)

Maryland	000-54376	90-0413866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

400 South El Camino Real, Suite 1100

San Mateo, California, 94402

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 343-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 15, 2014, Strategic Realty Trust, Inc. (the “Company”), Strategic Realty Operating Partnership, LP, the Company’s operating partnership, and SRT Advisor, LLC, the Company’s external advisor (the “Advisor”), entered into the First Amendment to the Advisory Agreement (as amended, the “Advisory Agreement”). The Advisory Agreement has been renewed for an additional term of twelve months, beginning on August 10, 2014. In all other material respects, the terms of the Advisory Agreement remain unchanged. A copy of the First Amendment to the Advisory Agreement is provided at Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On July 17, 2014, the Company sent a newsletter to its shareholders to provide information regarding the establishment of the Company’s estimated value per share, the second quarter distribution, and the Company’s goals for the future. The Company also posted the newsletter to its web site. A copy of the shareholder newsletter is provided at Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 is furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange act regardless of any general incorporation language in such filing.

Item 8.01. Other Events.

Second Quarter Distribution

On June 26, 2014, the board of directors of the Company declared distributions for the second quarter of 2014 in the amount of $0.06 (6 cents) per share on the outstanding shares of common stock of the Company, payable to shareholders of record of such shares as shown on the books of the Company at the close of business on June 30, 2014. Such distributions will be paid on July 30, 2014.

Estimated Value Per Share

On July 15, 2014, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $7.11 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares and operating partnership units outstanding, as of March 31, 2014. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013.

The Company’s independent directors are responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated value per share was determined after consultation with the Advisor and with Robert A. Stanger & Co, Inc. (“Stanger”), an independent third-party valuation firm. The engagement of Stanger was approved by our board of directors, including all of its independent members. Stanger prepared appraisal reports, summarizing key inputs and assumptions, for each of the real estate properties it appraised, and reviewed the Company’s real estate related investments, cash, other assets, mortgage debt and other liabilities, using Company financial information provided by the Advisor. The methodologies and assumptions used to determine the estimated value of the Company’s assets and liabilities are described further below.

Stanger used the appraised values of the Company’s real estate properties, together with its estimated value of the Company’s notes payable and non-controlling interests and the Advisor’s estimated value of each of the Company’s other assets and liabilities, to calculate and recommend an estimated net asset value per share of the Company’s common stock. Upon the independent directors’ receipt and review of Stanger’s valuation report, and in light of other factors considered by the independent directors and their own extensive knowledge of the Company’s assets and liabilities, the independent directors concluded that the estimated value per share of $7.11 was reasonable. The board of directors unanimously agreed to accept the recommendation of the independent directors and approved $7.11 as the estimated value of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated value per share as of March 31, 2014.

Estimated Value Per Share
(Dollars in Thousands, Except Per Share)

Assets
Investments in Real Estate, Net	$200,762
Cash and Cash Equivalents	4,412
Restricted Cash	4,518
Prepaid Expenses and Other Assets, Net	904
Tenant Receivables, Net	1,396
Lease Intangibles, Net	0
Deferred Financing Costs, Net	0
Total Assets	211,992

Liabilities
Notes Payable	($125,680)
Accounts Payable and Accrued Expenses	(2,331)
Amounts Due to Affiliates	(368)
Other Liabilities	(2,538)
Below Market Lease Intangibles, Net	0
Total Liabilities	(130,917)

Total Stockholders Equity	81,074

Shares & OP Units Outstanding	11,401,510

Estimated Value Per Share	$7.11

FINRA’s current rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt.

Methodology

The Company’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Company deems to be appropriate valuation methodologies and assumptions and a process that is in compliance with the valuation guidelines established by the IPA. The following is a summary of the valuation and appraisal methodologies used to value the Company’s assets and liabilities:

Real Estate

Independent Valuation Firm

Stanger was selected by the Advisor and approved by the Company’s independent directors and board of directors to appraise 16 of the Company’s real estate properties. Stanger is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company pays to Stanger is based on the scope of work and not on the appraised values of the Company’s real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its appraisal reports, Stanger did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.

Stanger collected reasonably available material information that it deemed relevant in appraising the Company’s real estate properties. Stanger relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements and/or lease abstracts; and (iii) information regarding recent or planned capital expenditures.

In conducting their investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Stanger reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, board of directors and/or the Advisor. Stanger relied on the Company to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

In performing its analyses, Stanger made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond their control and the Company’s control. Stanger also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Stanger assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, Stanger’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisal, and any material change in such circumstances and conditions may affect Stanger’s analyses and conclusions. Stanger’s appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from Stanger’s analyses.

Stanger is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public security offerings, private placements, business combinations and similar transactions. The Company engaged Stanger to deliver the appraisal reports and assist in the net asset value calculation and Stanger received compensation for those efforts. In addition, the Company has agreed to indemnify Stanger against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Stanger has provided commercial real estate advisory services for the Company and has received usual and customary fees in connection with those services. Stanger may from time to time in the future perform other services for the Company, so long as such other services do not adversely affect the independence of Stanger as certified in the applicable appraisal report.

Although Stanger considered any comments received from the Company or the Advisor to their appraisal reports, the final appraised values of the Company’s real estate properties were determined by Stanger. The appraisal reports for the Company’s real estate properties are addressed solely to the Company to assist it in calculating and recommending an updated estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock.

The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Stanger’s appraisal reports. All of the Stanger appraisal reports, including the analysis, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.

Real Estate Valuation

Stanger appraised each of the Company’s real estate properties, using various methodologies including a direct capitalization analysis, discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final valuations of each of the real estate properties. Stanger calculated the discounted cash flow value of the Company’s real estate properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges they believe would be used by similar investors to value the properties the Company owns based on recent comparable market transactions adjusted for unique property and market-specific factors.

As of March 31, 2014, the Company owned 16 real estate assets. The total acquisition cost of these properties was $181,383,100, excluding acquisition fees and expenses. In addition, through March 31, 2014 the Company had invested $1,533,000 in capital and tenant improvements on these 16 real estate assets since inception. As of March 31, 2014, the total appraised value of the Company’s real estate properties was provided by Stanger using the appraisal methods described above was $202,900,000. The total appraised real estate value as of March 31, 2014 compared to the total acquisition cost of the Company’s real estate properties plus subsequent capital improvements through March 31, 2014, results in an overall increase in the real estate value of approximately $19,983,900 or approximately 10.93%. The following summarizes the key assumptions that were used in the discounted cash flow models used to arrive at the appraised real estate property values:

		Weighted
	Range	Average

Terminal Capitalization Rate	7.00%-10.00%	8.23%

Discount Rate	7.50%-11.50%	9.19%

Income and Expense Growth Rate	3.00%	3.00%

While the Company believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Company’s real estate properties and thus, the estimated value per share. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the real estate properties referenced in the table above. Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value Per Share due to
	Decrease 25 Basis Points	Increase 25 Basis Points	Decrease 5.0%	Increase 5.0%

Terminal Capitalization Rates	$0.23	($0.28)	$0.40	($0.42)

Discount Rates	$0.25	($0.31)	$0.50	($0.55)

Finally, each 1% change in the appraised value of real estate would result in a change of $0.17 to the estimated value per share.

Notes Payable

Values for mortgage loans were estimated by Stanger using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics, including remaining loan term, loan-to-value ratios, debt-service-coverage ratios, prepayment terms, and collateral property attributes (i.e. age, location, etc.). The current market interest rate was generally determined based on market rates for available comparable debt. The estimated current market interest rates for mortgage loans ranged from 4.50% to 15.22%.

As of March 31, 2014, Stanger’s estimate of fair value and the carrying value of the Company’s notes payable were $125.7 million and $123.6 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 3.3 years, was approximately 5.6%. The table below illustrates the impact on the Company’s estimated value per share if the discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the Company’s notes payable. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA guidance:

	Adjustment to Discount Rates
	+25BPS	-25BPS	+ 5%	- 5%

Estimated Fair Value	$124,867	$126,437	$124,893	$126,395
Weighted Average Discount Rate	5.8%	5.4%	5.8%	5.4%
Change in Value Per Share	$0.07	($0.07)	$0.07	($0.06)

Other Assets and Liabilities

The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments.

Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets.

Noncontrolling Interests

In those situations where our consolidated assets and liabilities are held in joint venture structures in which other equity holders or lenders have an interest, Stanger has valued those noncontrolling interests based on the terms of the joint venture agreement applied in the liquidation of the joint venture. The resulting noncontrolling interests are a deduction to the estimated value.

Limitations of Estimated Value Per Share

As mentioned above, the Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations and to comply with IPA valuation guidelines. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. The estimated value per share is not audited and does not represent the fair value of the Company’s assets or liabilities according to GAAP.

Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•	a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to estimate the Company’s value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.

Further, the estimated value per share as of March 31, 2014 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares and operating partnership units outstanding, as of March 31, 2014. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated value per share in 2015, in accordance with the recommended IPA guidelines.

Forward-Looking Statements

The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “ estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. The valuation methodology for the Company’s real estate properties assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the valuation estimates used in calculating the estimated value per share are Stanger’s, or the Company’s and/or the Advisor’s best estimates as of March 31, 2014, the Company can give no assurance in this regard. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and lease rates at its real estate properties; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Ex.	Description

10.1	First Amendment to the Advisory Agreement, dated July 15, 2014

99.1	Shareholder Newsletter, dated July 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC REALTY TRUST, INC.

Dated: July 17, 2014	By:	/s/ Andrew Batinovich
Andrew Batinovich
Chief Executive Officer